                                                                      Exhibit 99

NEWS RELEASE

                                                                          [LOGO]


FOR IMMEDIATE RELEASE                       Media contacts:
April 27, 2004                              Peter Thonis
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            Bob Varettoni
                                            212-395-7726
                                            robert.a.varettoni@verizon.com

              Verizon Reports First-Quarter Revenue Growth of 3.9%,
               Including Industry-Leading Wireless Revenue Growth
                                 of $1.1 Billion

     Company Posts Record Gains in DSL Lines, Continued Double-Digit Revenue
             Growth in Long-Distance, Solid Operating Income Margins

                            FIRST-QUARTER HIGHLIGHTS

..    Verizon Wireless: Industry-leading first-quarter record of 1.4 million total net customer additions (1.2 million retail net additions), up 66.5 percent from last year's quarter; customers total nearly 39 million; lowest churn in industry; record-high revenue growth of 21.2 percent and operating income margin of 19.5 percent
..    Broadband DSL (digital subscriber lines): Company-record 345,000 net additions; nearly 2.7 million total lines
..    Long-Distance: 13.3 percent growth in revenues; 1.0 million net lines added in quarter; 17.6 million total lines
..    Total Company: 3.9 percent growth in operating revenues; 43 cents in fully diluted earnings per share, or 58 cents per share before special items (non-GAAP measure); operating income margin of 14.6 percent, or adjusted operating income margin of 20.4 percent excluding pension/other post-retirement benefit (OPEB) expense (non-GAAP measure)
..    Total Debt: $44.5 billion; $8.8 billion reduction over 12 months

Notes: Growth percentages cited above compare first-quarter 2004 with first-quarter 2003. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures mentioned in this announcement.

Verizon News Release, page 2

     NEW YORK - Driven by its highest year-over-year revenue growth in three years, Verizon Communications Inc. (NYSE:VZ) today reported first-quarter 2004 earnings per share of 43 cents, or 58 cents per share before special and non-recurring items.

     For the quarter, Verizon's reported earnings were $1.2 billion. Earnings for the quarter were $1.6 billion before a net of 15 cents per share in special and non-recurring items, primarily for previously announced pension settlements associated with a voluntary separation plan under which more than 21,000 employees left the payroll in the fourth quarter 2003.

                                 Revenue Growth

     Consolidated operating revenues increased 3.9 percent in the first quarter 2004 to $17.1 billion, compared with $16.5 billion in the first quarter 2003. This was Verizon's highest reported quarterly growth rate since the first quarter 2001.

     Verizon Wireless was the main driver of this increase, posting total revenue growth of 21.2 percent, to $6.2 billion in the first quarter 2004, up $1.1 billion compared with $5.1 billion in the first quarter 2003.

     Domestic Telecom revenues decreased 3.3 percent to $9.6 billion in the first quarter 2004, compared with the first quarter 2003. Verizon's overall top-line growth was supported by increases in wireline long-distance and broadband. Long-distance revenues increased 13.3 percent, from $0.9 billion in first-quarter 2003 to $1.0 billion in first-quarter 2004, as Verizon added a net of 1.0 million long-distance lines in the quarter, for a total of 17.6 million long-distance lines. In the first quarter, Verizon also added a company-record net of 345,000 DSL lines, for a total of 2.7 million DSL lines.

                                 `Strong Start'

     "This is a strong start to the year. In the first quarter, Verizon extended its leadership position by accelerating organic growth, while maintaining solid margins," said Ivan Seidenberg, Verizon chairman and CEO. "While Domestic Telecom revenues were down, we recognize that this is part of the evolution of our business model, and we are on track with where we want to be. It's significant that new growth businesses, such as wireless, data, long-distance and broadband, now account for more than half of our revenues."

Verizon News Release, page 3

     "When we set our 2004 expectations, we asked investors to measure us on results from our long-term investments in technologies that support higher-growth revenue streams," Seidenberg added. "Today, we see those results in Verizon Wireless' outstanding operational and financial performance, in new growth in broadband customers, and in revenues from long-distance, our large-business Enterprise segment, and other new and bundled services."

                          Margins Increase Sequentially

     Verizon Wireless' operating income margin rose sequentially, from 18.5 percent in the fourth quarter 2003 to 19.5 percent in the first quarter 2004.

     Domestic Telecom's operating income margin rose from 15.4 percent in the fourth quarter 2003 to 15.5 percent in the first quarter 2004. Excluding net pension and OPEB expenses of $1 million in the fourth quarter 2003 and $214 million in the first quarter 2004, Domestic Telecom's operating income margin would have increased from 15.4 percent to 17.7 percent sequentially (non-GAAP measures).

     On a consolidated basis, operating income margin also rose sequentially. Verizon reported a negative operating income margin in the fourth quarter 2003, compared with 14.6 percent in the current quarter.

     Verizon's operating income margin -- adjusted to exclude special and non-recurring items as well as, for purposes of this calculation, net pension and OPEB expenses of $22 million in the fourth quarter 2003 and $275 million in the current quarter -- rose from 18.3 percent to 20.4 percent over the same period. Consistent with past practice, Verizon believes that excluding these effects enhances comparability and provides a better picture of operating cost management.

                           Leading the Wireless Sector

     For the seventh consecutive quarter, Verizon Wireless delivered double-digit, year-over-year revenue increases. Service revenues, the largest component of total revenues, grew 18.0 percent to $5.5 billion, from $4.7 billion in the first quarter 2003.

     Verizon Wireless added 1.4 million net customers in the first quarter, its highest first-quarter increase. Customers totaled 38.9 million at the end of the quarter, a 16.8 percent increase over the previous year's first quarter. Overall in the first quarter, Verizon Wireless continued to

Verizon News Release, page 4

outperform the industry and its own consistently strong preceding quarters, delivering record revenue growth, profitability, efficiency and low churn.

                                  Expense Items

     Reported operating expenses increased to $14.6 billion in the first quarter 2004, compared with $12.8 billion in the first quarter 2003. This year's quarterly expenses included $728 million ($446 million after-tax) for the pension settlements cited above.

     Verizon had previously estimated settlements related to the voluntary separation plan to total $0.7 billion to $0.9 billion, after taxes, mostly in the first quarter of 2004 although continuing throughout the year. Due to favorable offsets such as an improved return on pension plan assets and lower than expected lump-sum payouts, the company now expects total after-tax charges associated with the voluntary separation plan may be less than the lower end of this range.

     Operating expenses, adjusted for special and non-recurring items, were $13.9 billion in the first quarter 2004, up 8.8 percent from the first quarter 2003. This increase was driven primarily by the previously announced impact of OPEB costs, net of reduced pension income, as well as by costs associated with Verizon Wireless, DSL and other growth businesses. In the first quarter 2003, expenses included an $80 million net pension and OPEB expense credit while, as noted above, in the first quarter 2004 expenses increased by $275 million for these items.

                   Continued Debt Reduction and Special Items

     Total debt at the end of the first quarter was $44.5 billion, a reduction of more than $0.9 billion since year-end 2003 and a reduction of $8.8 billion compared with first-quarter 2003.

     First-quarter 2004 reported earnings of 43 cents per share include net charges of 15 cents per share. This includes a charge of $446 million, or 16 cents per share, for pension settlements, and a 1-cent-per-share charge for the early retirement of debt. Partially offsetting these charges is a non-recurring gain of 2 cents per share related to the sale during the quarter of stock received in connection with the sale of access lines in 2000.

Verison News Release, page 5

     First-quarter 2003 earnings included a non-recurring gain of $503 million, or 18 cents per share, related to accounting changes. Before special and non-recurring items, earnings were 58 cents per share in the first quarter 2004, compared with 69 cents per share in the first quarter 2003.

                           Business Segment Highlights

     Following are first-quarter 2004 highlights from Verizon's four business segments.

Domestic Telecom:

.. Verizon's total of 2.7 million DSL lines at the end of the first quarter represents a 46 percent year-over-year growth rate. In the quarter, the company continued to see declines in acquisition costs.

..  Approximately 45 percent of Verizon's local wireline customers have chosen
   Verizon as their long-distance carrier.

.. Approximately 51 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or Verizon DSL, or both.

.. The average revenue per month per Verizon residential wireline customer increased more than 5 percent in the first quarter 2004, compared with the first quarter 2003.

.. Total revenues for high-capacity and data services were $1.9 billion in the first quarter 2004, a 2.9 percent increase compared with $1.8 billion in the first quarter 2003.

.. The company continued to roll out Verizon Freedom plans, which help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access in a discounted bundle available on one bill. At the end of the first quarter 2004, 3.6 million Verizon Freedom packages were in service to business and residential customers, an increase of 490,000 in the quarter.

.. Domestic Telecom's cash expenses, excluding net pension and OPEB expenses, were reduced from $6.1 billion in the fourth quarter 2003 to $5.7 billion in the first quarter 2004. The business unit saw more than a $200 million decrease year-over-year in wage and salary expenses, attributable to last year's voluntary separation plan. In addition, cost-effective e-commerce channels operated at company-record levels, with Verizon.com registering 328,000 wireline product sales in the first quarter 2004.

.. In the first quarter, Verizon's Enterprise Solutions Group continued to increase the company's presence in the large-business market, offering advanced local and long-distance data services to Enterprise customers. The quarter included nearly 500 Enterprise Advance

Verison News Release, page 6

   sales to customers. Enterprise Advance is Verizon's initiative to connect and extend its local networks and services to the national large-business market.

.. Enterprise Solutions Group sold services valued at more than $100 million over 11 years to the State of Maryland in the first quarter and also recently closed its first sale of multiprotocol label switching (MPLS) service to NJEDge, a consortium of New Jersey colleges and universities. MPLS enables customers to use existing communications systems to take advantage of the most advanced services without having to purchase new equipment.

Verizon Wireless:

.. Verizon Wireless' retail customer base grew 15.8 percent year-over-year and represented 37.2 million of the company's 38.9 million total customers at the end of the quarter. Retail gross additions were up 8.6 percent over the first quarter 2003. Retail net additions were up 58.9 percent to 1.2 million -- a first-quarter record -- of the company's 1.4 million total net additions.

..  Customer loyalty reached an all-time high, with record-low total churn of
   1.60 percent for the first quarter 2004. Churn in the retail post-pay segment, which is 91 percent of the company's base, was 1.35 percent, about flat with the previous quarter. This excellent net add and churn performance was achieved in the first full quarter that local number portability has been in effect.

.. Average monthly service revenue per customer was $48, up 1.8 percent from the first quarter 2003. Service revenue for the quarter was $5.5 billion, up
   18.0 percent. The company does not include taxes and regulatory fees in service revenue.

.. Continuing its industry-leading low-cost structure, cash expense per customer decreased 2.9 percent over the prior-year first quarter. This is the third consecutive quarter in which cash expense per customer has declined over the preceding sequential quarter, a particularly significant achievement given the high volume of new customers in those quarters.

.. Verizon Wireless' operating income margin of 19.5 percent for the first quarter surpassed all quarters since the company was formed in April 2000. Quarterly operating income grew 37.5 percent year-over-year to $1.2 billion.

.. Verizon Wireless moved forward with national deployment of its third-generation EV-DO network, the nation's first wide-area broadband wireless network from a major carrier. In announcing multi-million dollar agreements with Lucent Technologies and Nortel Networks to provide the wireless infrastructure for this technology over the next two years, the company committed to expanding its BroadbandAccess service to cover one-third of its network by the end of this year.

Verison News Release, page 7

.. Data services contributed more than 3.6 percent of first-quarter total service revenue, up from 3.2 percent in the fourth quarter 2003 and 1.5 percent in the first quarter 2003.

.. Both business and consumer demand was strong for the company's suite of data services -- from high-speed 1X NationalAccess for laptops and PDAs, to text messaging, to Get It Now(SM) downloadable games and exclusive content, to picture messaging. For the quarter there were 2.1 billion text messages, 19 million Get It Now(SM) downloads and 21 million picture messages.

Information Services:

.. Verizon Information Services (VIS) revenue of $999 million decreased 2.2 percent for the first quarter 2004 compared with the first quarter 2003, primarily due to reduced domestic print advertising revenue and the elimination of revenue from the 2003 sale of European operations.

.. VIS' domestic Internet directory, SuperPages.com(TM), continues to achieve strong growth as demonstrated by a 19 percent increase in revenue and a 69 percent increase in searches over the first quarter 2003.

International:

.. First-quarter revenues were $468 million compared with $517 million in the first quarter 2003. This 9.5 percent decline primarily resulted from deteriorating foreign exchange rates in the Dominican Republic.

.. First-quarter segment income of $281 million represented an increase of 5.6 percent over the first quarter 2003, despite challenging economic conditions in Latin America. A large portion of the increase was driven by equity in earnings of unconsolidated businesses, which included strong operational performance at both Vodafone Omnitel and CANTV, Verizon's equity investments in Italy and Venezuela.

     A Dow 30 company, Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services, with approximately $68 billion in annual revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States. Verizon is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon's international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

                                      ####

Verison News Release, page 8

VERIZON'S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

Verizon Communications Inc.
Consolidated Statements of Income



                                                   (dollars in millions, except per share amounts)
                                                       3 Mos. Ended   3 Mos. Ended
Unaudited                                                   3/31/04        3/31/03    % Change
-------------------------------------------------------------------------------------------------
Operating Revenues                                         $ 17,136       $ 16,490         3.9

Operating Expenses
Cost of services and sales                                    5,510          5,124         7.5
Selling, general & administrative expense                     5,703          4,292        32.9
Depreciation and amortization expense                         3,428          3,367         1.8
                                                           --------       --------
Total Operating Expenses                                     14,641         12,783        14.5

Operating Income                                              2,495          3,707       (32.7)
Equity in earnings of unconsolidated businesses                 199            148        34.5
Income from other unconsolidated businesses                      72             19           *
Other income and (expense), net                                 (34)            57           *
Interest expense                                               (638)          (755)      (15.5)
Minority interest                                              (477)          (342)       39.5
                                                           --------       --------
Income Before Provision for Income Taxes,
   Discontinued Operations and Cumulative
   Effect of Accounting Change                                1,617          2,834       (42.9)
Provision for income taxes                                     (418)          (924)      (54.8)
                                                           --------       --------
Income Before Discontinued Operations and
   Cumulative Effect of Accounting Change                     1,199          1,910       (37.2)
Discontinued Operations
   Loss from operations of lusacell                               -             (5)     (100.0)
   Provision for income taxes                                     -             (2)     (100.0)
                                                           --------       --------
     Loss on discontinued operations                              -             (7)     (100.0)
Cumulative Effect of Accounting Change,
   Net of Tax                                                     -            503      (100.0)
                                                           --------       --------
Net Income                                                 $  1,199       $  2,406       (50.2)
                                                           ========       ========


Basic Earnings per Share                                   $    .43       $    .88       (51.1)
Weighted average number of common
    shares (in millions)                                      2,770          2,748

Diluted Earnings per Share(1)                              $    .43       $    .87       (50.6)
Weighted average number of common
    shares-assuming dilution (in millions)                    2,804          2,780


Footnote:

(1) Diluted Earnings per Share include income related to share dilution (exchangeable equity interests) of $6 million for the first quarter of 2004, and $5 million for the first quarter of 2003, and the dilutive effect of shares issuable under our stock-based compensation plans and exchangeable equity interests, which represent the only potential dilution.

*    Not meaningful

Verizon Communications Inc.
Consolidated Statements of Income Before Special Items

                                                                 (dollars in millions, except per share amounts)

                                                                  3 Mos. Ended    3 Mos. Ended
Unaudited                                                              3/31/04         3/31/03       % Change
----------------------------------------------------------------------------------------------------------------
Operating Revenues
  Domestic Telecom                                                   $   9,614       $   9,941         (3.3)
  Domestic Wireless                                                      6,162           5,086         21.2
  Information Services                                                     999           1,021         (2.2)
  International                                                            468             517         (9.5)
  Other                                                                   (107)            (75)        42.7
                                                                     -------------------------
Total Operating Revenues                                                17,136          16,490          3.9
                                                                     -------------------------

Operating Expenses
  Cost of services and sales                                             5,510           5,124          7.5
  Selling, general & administrative expense                              4,975           4,292         15.9
  Depreciation and amortization expense                                  3,428           3,367          1.8
                                                                     -------------------------
Total Operating Expenses                                                13,913          12,783          8.8
                                                                     -------------------------

Operating Income                                                         3,223           3,707        (13.1)
Equity in earnings of unconsolidated businesses                            199             148         34.5
Income from other unconsolidated businesses                                 29              19         52.6
Other income and (expense), net                                              9              57        (84.2)
Interest expense                                                          (638)           (755)       (15.5)
Minority interest                                                         (477)           (342)        39.5
                                                                     -------------------------
Income Before Provision for Income Taxes
  and Discontinued Operations                                            2,345           2,834        (17.3)
Provision for income taxes                                                (716)           (924)       (22.5)
                                                                     -------------------------
Income Before Discontinued Operations                                    1,629           1,910        (14.7)

Discontinued Operations
  Loss from operations of lusacell                                           -              (5)      (100.0)
  Provision for income taxes                                                 -              (2)      (100.0)
                                                                     -------------------------
    Loss on discontinued operations                                          -              (7)      (100.0)
                                                                     -------------------------
Net Income Before Special Items                                      $   1,629       $   1,903        (14.4)
                                                                     =========================

Basic Earnings per Share                                             $     .59       $     .69        (14.5)
Weighted average number of common
    shares (in millions)                                                 2,770           2,748

Diluted Adjusted Earnings per Share                                  $     .58       $     .69        (15.9)
Weighted average number of common
        shares-assuming dilution (in millions)                           2,804           2,780

Verizon Communications Inc.
Consolidated Statements of Income - Reconciliations



                                                                                    (dollars in millions, except per share amounts)

                                                                                 Special and Non-Recurring Items
                                                                 ----------------------------------------------------
                                                     3 Mos. Ended                                                     3 Mos. Ended
                                                       3/31/04                                                           3/31/04
                                                      Reported    Severance, Pension     Sales of      Other Special Before Special
Unaudited                                              (GAAP)    and Benefit Charges  Investments, Net     Items         Items
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues                                     $17,136        $   -          $        -          $      -       $   17,136

Operating Expenses
Cost of services and sales                               5,510            -                   -                 -            5,510
Selling, general & administrative expense                5,703         (728)                  -                 -            4,975
Depreciation and amortization expense                    3,428            -                   -                 -            3,428
                                                       ----------  ------------      ------------       ------------    -----------
Total Operating Expenses                                14,641         (728)                  -                 -           13,913

Operating Income                                         2,495          728                   -                 -            3,223
Equity in earnings of unconsolidated businesses            199            -                   -                 -              199
Income from other unconsolidated businesses                 72            -                 (43)                -               29
Other income and (expense), net                            (34)           -                   -                43                9
Interest expense                                          (638)           -                   -                 -             (638)
Minority interest                                         (477)           -                   -                 -             (477)
                                                       ----------  ------------      ------------       ------------    -----------
Income Before Provision for
   Income Taxes                                          1,617          728                 (43)               43            2,345
Provision for income taxes                                (418)        (282)                  -               (16)            (716)
                                                       ----------  ------------      ------------       ------------    -----------
Net Income                                             $ 1,199        $ 446          $      (43)         $     27       $    1,629
                                                       ==========  ============      ============       ============    ===========

Basic Earnings per Common Share(1)                     $   .43        $ .16          $     (.02)         $    .01       $      .59

Diluted Earnings per Common Share(1)                   $   .43        $ .16          $     (.02)         $    .01       $      .58



                                                                     Special and Non-Recurring Items
                                                                     -------------------------------
                                                        3 Mos. Ended                                 3 Mos. Ended
                                                          3/31/03                                      3/31/03
                                                         Reported           Cumulative Effect of     Before Special
Unaudited                                                 (GAAP)              Accounting Change           Items
-------------------------------------------------------------------------------------------------------------------
Operating Revenues                                     $ 16,490                $      -            $   16,490

Operating Expenses
Cost of services and sales                                5,124                       -                 5,124
Selling, general & administrative expense                 4,292                       -                 4,292
Depreciation and amortization expense                     3,367                       -                 3,367
                                                       ---------------         --------------      ----------------
Total Operating Expenses                                 12,783                       -                12,783

Operating Income                                          3,707                       -                 3,707
Equity in earnings of unconsolidated businesses             148                       -                   148
Income from other unconsolidated businesses                  19                       -                    19
Other income and (expense), net                              57                       -                    57
Interest expense                                           (755)                      -                  (755)
Minority interest                                          (342)                      -                  (342)
                                                       ---------------         --------------      ----------------
Income Before Provision for Income Taxes,
   Discontinued Operations and Cumulative
   Effect of Accounting Change                            2,834                       -                 2,834


Provision for income taxes                                 (924)                      -                  (924)
                                                       ---------------         --------------      ----------------
Income Before Discontinued Operations
   and Cumulative Effect of Accounting Change             1,910                       -                 1,910
Discontinued Operations

Loss from operations of lusacell                             (5)                      -                    (5)
Provision for income taxes                                   (2)                      -                    (2)
                                                       ---------------         --------------      ----------------
Loss on discontinued operations                              (7)                      -                    (7)
Cumulative Effect of Accounting Change,
   Net of Tax                                               503                    (503)                    -
                                                       ---------------         --------------      ----------------
Net Income                                             $  2,406                $   (503)           $    1,903
                                                       ===============         ==============      ================

Basic Earnings per Common Share(1)                     $    .88                $   (.18)           $      .69

Diluted Earnings per Common Share(1)                   $    .87                $   (.18)           $      .69

Footnote:
(1) EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.
Selected Financial and Operating Statistics

                                 (dollars in millions, except per share amounts)

                                                                         3 Mos. Ended        3 Mos. Ended
Unaudited                                                                     3/31/04             3/31/03
---------------------------------------------------------------------------------------------------------
Debt to debt and shareowners' equity ratio-end of period                        57.0%                60.9%

Book value per common share                                                 $  12.09             $  12.46

Cash dividends declared per common share                                    $   .385             $   .385

Common shares outstanding (in millions)
  End of period                                                                2,770                2,750

Capital expenditures (including capitalized software)
  Domestic Telecom                                                          $  1,282             $  1,286
  Domestic Wireless                                                            1,314                1,107
  Information Services                                                            15                   18
  International                                                                   28                   48
  Other                                                                            4                    7
                                                                            -----------------------------
  Total                                                                     $  2,643             $  2,466
                                                                            =============================

Total employees                                                              205,146              225,582

Verizon Communications Inc.
Consolidated Balance Sheets

                                                                                    (dollars in millions)

Unaudited                                                      3/31/04          12/31/03         $ Change
---------------------------------------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents                                 $     600        $     699       $     (99)
    Short-term investments                                        1,892            2,172            (280)
    Accounts receivable, net                                      9,499            9,905            (406)
    Inventories                                                   1,309            1,283              26
    Prepaid expenses and other                                    3,894            4,234            (340)
                                                              ------------------------------------------
  Total current assets                                           17,194           18,293          (1,099)
                                                              ------------------------------------------
  Plant, property and equipment                                 181,754          180,975             779
    Less accumulated depreciation                               107,138          105,659           1,479
                                                              ------------------------------------------
                                                                 74,616           75,316            (700)
                                                              ------------------------------------------
  Investments in unconsolidated businesses                        5,770            5,789             (19)
  Wireless licenses                                              40,924           40,907              17
  Goodwill                                                        1,379            1,389             (10)
  Other intangible assets, net                                    4,552            4,733            (181)
  Other assets                                                   18,986           19,541            (555)
                                                              ------------------------------------------
Total Assets                                                  $ 163,421        $ 165,968       $  (2,547)
                                                              ==========================================


Liabilities and Shareowners' Investment
  Current liabilities
    Debt maturing within one year                             $   6,320        $   5,967       $     353
    Accounts payable and accrued liabilities                     12,701           14,699          (1,998)
    Other                                                         5,935            5,904              31
                                                              ------------------------------------------
  Total current liabilities                                      24,956           26,570          (1,614)
                                                              ------------------------------------------
  Long-term debt                                                 38,132           39,413          (1,281)
  Employee benefit obligations                                   17,184           16,759             425
  Deferred income taxes                                          21,827           21,708             119
  Other liabilities                                               3,643            3,704             (61)

  Minority interest                                              24,184           24,348            (164)

  Shareowners' investment
    Common stock                                                    277              277               -
    Contributed capital                                          25,445           25,363              82
    Reinvested earnings                                           9,542            9,409             133
    Accumulated other comprehensive loss                         (1,528)          (1,250)           (278)
                                                              ------------------------------------------
                                                                 33,736           33,799             (63)

      Less common stock in treasury, at cost                        115              115               -
      Less deferred compensation -
        employee stock ownership plans and other                    126              218             (92)
                                                              ------------------------------------------
  Total shareowners' investment                                  33,495           33,466              29
                                                              ------------------------------------------
Total Liabilities and Shareowners' Investment                 $ 163,421        $ 165,968       $  (2,547)
                                                              ==========================================

Verizon Communications Inc.
Condensed Consolidated Statements of Cash Flows

                                                                                       (dollars in millions)

                                                                   3 Mos. Ended   3 Mos. Ended
Unaudited                                                               3/31/04        3/31/03      $ Change
------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Income before discontinued operations and
 cumulative effect of accounting change                             $    1,199     $   1,910       $   (711)
Adjustments to reconcile income before discontinued
 operations and cumulative effect of accounting
 change to net cash provided by operating activities:
  Depreciation and amortization expense                                  3,428         3,367             61
  Employee retirement benefits                                           1,054           (78)         1,132
  Deferred income taxes                                                    124           421           (297)
  Provision for uncollectible accounts                                     394           436            (42)
  Income from unconsolidated businesses                                   (271)         (167)          (104)
  Changes in current assets and liabilities, net of
   effects from acquisition/disposition of businesses                   (1,783)          495         (2,278)
  Other, net                                                              (107)         (582)           475
                                                                    ---------------------------------------
Net cash provided by operating activities                                4,038         5,802         (1,764)
                                                                    ---------------------------------------
Cash Flows From Investing Activities
Capital expenditures (including capitalized software)                   (2,643)       (2,466)          (177)
Acquisitions, net of cash acquired, and investments                        (34)         (169)           135
Proceeds from disposition of businesses                                    117             -            117
Net change in short-term investments                                       282           518           (236)
Other, net                                                                 189            24            165
                                                                    ---------------------------------------
Net cash used in investing activities                                   (2,089)       (2,093)             4
                                                                    ---------------------------------------
Cash Flows From Financing Activities
Proceeds from long-term borrowings                                         500         1,946         (1,446)
Repayments of long-term borrowings and capital lease obligations        (2,049)       (3,580)         1,531
Increase in short-term obligations, excluding current maturities           572         1,576         (1,004)
Dividends paid                                                          (1,065)       (1,056)            (9)
Proceeds from sale of common stock                                          80           256           (176)
Other, net                                                                 (86)         (142)            56
                                                                    ---------------------------------------
Net cash used in financing activities                                   (2,048)       (1,000)        (1,048)
                                                                    ---------------------------------------
Increase (decrease) in cash and cash equivalents                           (99)        2,709         (2,808)
Cash and cash equivalents, beginning of period                             699         1,422           (723)
                                                                    ---------------------------------------
Cash and cash equivalents, end of period                            $      600     $   4,131       $ (3,531)
                                                                    =======================================

Verizon Communications Inc.
Domestic Telecom - Selected Financial Results

                                                                                          (dollars in millions)

                                                                    3 Mos. Ended    3 Mos. Ended
Unaudited                                                                3/31/04         3/31/03   % Change
---------------------------------------------------------------------------------------------------------------
Operating Revenues
      Local services                                                    $  4,681         $ 4,900       (4.5)
      Network access services                                              3,099           3,324       (6.8)
      Long distance services                                                 998             881       13.3
      Other services                                                         836             836          -
                                                                        ------------------------
Total Operating Revenues                                                   9,614           9,941       (3.3)
                                                                        ------------------------

Operating Expenses
      Cost of services and sales                                           3,718           3,523        5.5
      Selling, general & administrative expense                            2,149           2,000        7.5
      Depreciation and amortization expense                                2,257           2,331       (3.2)
                                                                        ------------------------
Total Operating Expenses                                                   8,124           7,854        3.4
                                                                        ------------------------

Operating Income                                                        $  1,490         $ 2,087      (28.6)
Operating Income Margin                                                     15.5%           21.0%

Segment Income                                                          $    697         $ 1,007      (30.8)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.
Domestic Telecom - Selected Operating Statistics

                                                                    3 Mos. Ended    3 Mos. Ended
Unaudited                                                                3/31/04         3/31/03   % Change
---------------------------------------------------------------------------------------------------------------
Switched access lines in service (000)
      Residence                                                           35,775          37,272       (4.0)
      Business                                                            18,806          19,713       (4.6)
      Public                                                                 450             497       (9.5)
                                                                       -------------------------
Total                                                                     55,031          57,482       (4.3)
      Special DS0 equivalents                                             85,997          79,088        8.7
                                                                       -------------------------
Total voice grade equivalents (000)                                      141,028         136,570        3.3
                                                                       -------------------------

Resale & UNE-P lines (000)                                                 6,232           4,571       36.3
Minutes of use from Carriers and CLECs (in millions)                      58,473          60,877       (3.9)
Long distance lines (000)                                                 17,643          13,191       33.8
DSL lines (000)                                                            2,664           1,830       45.6

High capacity and digital data revenues ($ in millions)
Data transport                                                         $   1,694       $   1,671        1.4
Data solutions                                                               165             135       22.2
                                                                       -------------------------
Total revenues                                                         $   1,859       $   1,806        2.9
                                                                       -------------------------

Verizon Communications Inc.
Verizon Wireless - Selected Financial Results

                                                                              (dollars in millions)

                                                         3 Mos. Ended  3 Mos. Ended
Unaudited                                                     3/31/04       3/31/03     % Change
---------------------------------------------------------------------------------------------------
Revenues
     Service revenues                                       $   5,501     $   4,660         18.0
     Equipment and other                                          661           426         55.2
                                                            -----------------------
Total Revenues                                                  6,162         5,086         21.2
                                                            -----------------------

Operating Expenses
     Cost of services and sales                                 1,658         1,439         15.2
     Selling, general & administrative expense                  2,247         1,866         20.4
     Depreciation and amortization expense                      1,055           907         16.3
                                                            -----------------------
Total Operating Expenses                                        4,960         4,212         17.8
                                                            -----------------------

Operating Income                                            $   1,202     $     874         37.5
Operating Income Margin                                          19.5%         17.2%

Segment Income                                              $     318     $     218         45.9

Selected Operating Statistics
Subscribers (000)                                              38,909        33,324         16.8
Penetration                                                      16.2%         14.3%
Subscriber net adds in period(1) (000)                          1,387           833         66.5
Total churn rate, including prepaid                               1.6%          2.1%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)Includes acquisition of 6,000 subscribers in the first quarter of 2003.

Verizon Communications Inc.
Information Services - Selected Financial Results

                                                                                    (dollars in millions)

                                                                3 Mos. Ended  3 Mos. Ended
Unaudited                                                            3/31/04       3/31/03    % Change
--------------------------------------------------------------------------------------------------------
Operating Revenues                                                   $   999       $ 1,021        (2.2)

Operating Expenses
     Cost of services and sales                                          155           154          .6
     Selling, general & administrative expense                           348           344         1.2
     Depreciation and amortization expense                                24            21        14.3
                                                                     ---------------------
Total Operating Expenses                                                 527           519         1.5
                                                                     ---------------------

Operating Income                                                     $   472         $ 502        (6.0)
Operating Income Margin                                                 47.2%         49.2%

Segment Income                                                       $   287         $ 300        (4.3)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.
International - Selected Financial Results

                                                                                   (dollars in millions)

                                                                3 Mos. Ended  3 Mos. Ended
Unaudited                                                            3/31/04       3/31/03    % Change
--------------------------------------------------------------------------------------------------------
Operating Revenues                                                  $    468       $   517        (9.5)

Operating Expenses
     Cost of services and sales                                          147           138         6.5
     Selling, general & administrative expense                           128           156       (17.9)
     Depreciation and amortization expense                                77            87       (11.5)
                                                                    ----------------------
Total Operating Expenses                                                 352           381        (7.6)
                                                                    ----------------------

Operating Income                                                    $    116        $  136       (14.7)
Operating Income Margin                                                 24.8%         26.3%

Equity in Earnings of
     Unconsolidated Businesses                                      $    239        $  186        28.5

Income from Other
     Unconsolidated Businesses                                      $     29        $   30        (3.3)

Segment Income                                                      $    281        $  266         5.6

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.
Other Reconciliations

                                                                                                     (dollars in millions)

                                                                                        3 Mos. Ended         3 Mos. Ended
Unaudited                                                                                    3/31/04             12/31/03
-------------------------------------------------------------------------------------------------------------------------
Operating Income Margin Excluding Special and Non-recurring Items and Net Pension/OPEB - Total Verizon

   Operating revenues                                                                   $     17,136         $     17,278
                                                                                        =================================

   Reported operating income (loss)                                                     $      2,495         $     (2,148)
   Special and non-recurring items                                                               728                5,294
   Net pension/OPEB expense                                                                      275                   22
                                                                                        ---------------------------------
   Operating income excluding special and non-recurring items and net pension/OPEB      $      3,498         $      3,168
                                                                                        =================================

   Reported operating income (loss) margin                                                      14.6%               (12.4)%
   Operating income margin excluding special and non-recurring items and
    net pension/OPEB                                                                            20.4%                18.3%

Operating Income Margin Excluding Net Pension/OPEB - Domestic Telecom

   Operating revenues                                                                   $      9,614         $      9,905
                                                                                        =================================

   Operating income                                                                     $      1,490         $      1,527
   Net pension/OPEB expense                                                                      214                    1
                                                                                        ---------------------------------
   Operating income excluding net pension/OPEB                                          $      1,704         $      1,528
                                                                                        =================================

   Operating income margin                                                                      15.5%                15.4%
   Operating income margin excluding net pension/OPEB                                           17.7%                15.4%
                                                                                        =================================

                                                                                        3 Mos. Ended         3 Mos. Ended
Unaudited                                                                                    3/31/04             12/31/03
-------------------------------------------------------------------------------------------------------------------------
Domestic Telecom Cash Operating Expense Excluding Net Pension/OPEB
  Domestic Telecom operating expenses                                                   $      8,124         $      8,378
  Less: Domestic Telecom depreciation and amortization                                        (2,257)              (2,290)
  Net pension/OPEB expense                                                                      (214)                  (1)
                                                                                        ---------------------------------
  Domestic Telecom cash operating expense excluding net pension/OPEB                    $      5,653         $      6,087
                                                                                        =================================